Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 12, 2005

FOR IMMEDIATE RELEASE

For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION EARNINGS
RISE 15% IN 2004

BILOXI, MS (January 12, 2005)—Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, reported net income for 2004 totaled $5,794,000, an increase of 15% over 2003 earnings.

Earnings per share totaled $1.04 per common share for 2004, an increase of 16% over 2003. Earnings per share are based on weighted average shares outstanding of 5,556,251 and 5,563,015 at December, 2004 and 2003, respectively.

Net income for the fourth quarter of 2004 totaled $1,310,000, down 5% from the same period a year earlier. The decrease in quarterly earnings was attributed to a loss on long-term securities sold by the bank.

“Overall, our financial performance in 2004 was the best since 1999,” said Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank. “We sacrificed some short-term earnings during the quarter to provide liquidity to make more loans and maximize earnings going forward,” he said. “Our loan volume increased 12% for the entire year, an indication The Peoples Bank is growing faster than the overall Gulf Coast economy, which is enjoying a surge of growth,” added Swetman.

The board increased the semi-annual dividend on common stock twice during 2004, now at a current level of $.18 per share to shareholders of record January 10, 2005. The dividend has been raised six times since 2000.

Founded in 1896, with $576 million in assets as of December 31, 2004, The Peoples Bank operates 16 full-service branches and 37 ATMs along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates an asset management department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

     2-YEAR FINANCIAL HIGHLIGHTS
     (In Thousands, Except Per Share Amounts)
                              (Unaudited)

Earnings (1)
Year Ended December 31,	2004	2003	Change
Net Income	$5,794	$5,018	15%

Net Income Per Share	1.04	0.90	16%

Financial Condition
December 31,	2004	2003	Change
Total Assets	$575,951	$575,435

Loans-Net of Unearned Discounts	332,703	297,923	12%

Investment Securities	181,020	211,839	-15%

Total Deposits	387,702	372,557	4%

Shareholders’ Equity	85,801	83,504	3%

Book Value Per Share	15.44	15.03	3%

Selected Ratios

Return on average shareholders’ equity	6.84%	6.07%

Return on average total assets	1.00%	0.88%

Primary capital to average assets	15.87%	15.79%

Allowance for loan losses as a % of loans, net of unearned discount	1.97%	2.15%

(1) Based on weighted average shares outstanding of 5,556,251 and 5,563,015 at December, 2004 and 2003, respectively.